Exhibit 5.1
August 12, 2005
Board of Directors
Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, CO 80525
Ladies and Gentlemen:
     We are acting as counsel to Advanced Energy Industries, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (Registration No. 333-110534) (the “Registration Statement”), previously declared effective by the Securities and Exchange Commission (the “Commission”), relating to the proposed public offering of up to $250,000,000 of the Company’s common stock, par value $0.001 per share (“Common Stock”) and debt securities, from time to time, as set forth in the prospectus dated November 14, 2003 and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the proposed issuance and sale of up to 11,500,000 shares of Common Stock (the “Shares”) by the Company pursuant to the Underwriting Agreement (as defined below) and as described in the prospectus supplement dated August 11, 2005 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933 on August 12, 2005. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement, as filed with the Commission;

2.	A copy of the Prospectus Supplement, as filed with the Commission;

3.	The Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on August 12, 2005, and by an Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Bylaws of the Company, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	The Underwriting Agreement dated August 11, 2005, between the Company and Citigroup Global Markets, Inc., Lehman Brothers Inc., Adams Harkness, Inc. and Needham & Company, LLC, as representatives of the underwriters named therein (the “Underwriting Agreement”).

6.	Resolutions of the Board of Directors of the Company adopted at a meeting held on July 26, 2005, and resolutions of the Pricing Committee of the Company adopted at a telephonic meeting held on August 11, 2005, as certified by an Assistant Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid, and non-assessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company with the Commission on August 12, 2005. We also consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.

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